THE COMMONWEALTH OF MASSACHUSETTS
WILLIAM GALVIN
SECRETARY OF THE COMMONWEALTH
STATE HOUSE - BOSTON, MA
SUPPLEMENT TO THE DECLARATION OF TRUST
We, J. Gary Burkhead, Senior Vice President and Arthur S. Loring, Secretary of
FIDELITY HASTINGS STREET TRUST
82 DEVONSHIRE STREET
BOSTON, MASSACHUSETTS 02109
hereby certify that, in accordance with ARTICLE XII, SECTION 7 of the Restated Declaration of Trust of Fidelity Hastings Street Trust (dated June 16, 1994), the following Amendments to said Declaration of Trust were duly adopted by a majority shareholder vote at a meeting duly called and held on July 16, 1997, such Amendments being effective as of that date:
VOTED: That the Restated Declaration of Trust dated June 16, 1994, be and hereby is, amended as follows:
1. That Article IV, Section 4 of the Restated Declaration of Trust shall be, and it hereby is, amended to read as follows:
 Section 4. In case of the declination, death, resignation, retirement, removal, incapacity, or inability of any of the Trustees, or in case a vacancy shall, by reason of an increase in number, or for any other reason, exist, the remaining Trustees shall fill such vacancy by appointing such other person as they in their discretion shall see fit consistent with the limitations under the Investment Company Act of 1940. Such appointment shall be evidenced by a written instrument signed by a majority of the Trustees in office or by recording in the records of the Trust, whereupon the appointment shall take effect. An appointment of a Trustee may be made by the Trustees then in office in anticipation of a vacancy to occur by reason of retirement, resignation or increase in number of Trustees effective at a later date, provided that said appointment shall become effective only at or after the effective date of said retirement, resignation or increase in number of Trustees. As soon as any Trustee so appointed shall have accepted this trust, the trust estate shall vest in the new Trustee or Trustees, together with the continuing Trustees, without any further act or conveyance, and he shall be deemed a Trustee hereunder. The power of appointment is subject to the provisions of Section 16 (a) of the 1940 Act.
2. That Article V, Section 1 of the Restated Declaration of Trust shall be, and it hereby is, amended to read as follows:
 Section 1. The Trustees in all instances shall act as principals, and are and shall be free from the control of the Shareholders. The Trustees shall have full power and authority to do any and all acts and to make and execute any and all contracts and instruments that they may consider necessary or appropriate in connection with the management of the Trust. The Trustees shall not in any way be bound or limited by present or future laws or customs in regard to trust investments, but shall have full authority and power to make any and all investments which they, in their uncontrolled discretion, shall deem proper to accomplish the purpose of this Trust. Subject to any applicable limitation in the Declaration of Trust or the Bylaws of the Trust, the Trustees shall have power and authority:
 (a) To invest and reinvest cash and other property, and to hold cash or other property uninvested, without in any event being bound or limited by any present or future law or custom in regard to investments by Trustees, and to sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Trust.
 (b) To adopt Bylaws not inconsistent with this Declaration of Trust providing for the conduct of the business of the Trust and to amend and repeal them to the extent that they do not reserve that right to the Shareholders.
 (c) To elect and remove such officers and appoint and terminate such agents as they consider appropriate.
 (d) To employ a bank or trust company as custodian of any assets of the Trust subject to any conditions set forth in this Declaration of Trust or in the Bylaws, if any.
 (e) To retain a transfer agent and Shareholder servicing agent, or both.
 (f) To provide for the distribution of interests of the Trust either through a principal underwriter in the manner hereinafter provided for or by the Trust itself, or both.
 (g)  To set record dates in the manner hereinafter provided for.
 (h) To delegate such authority as they consider desirable to any officers of the Trust and to any agent, custodian or underwriter.
 (i) To sell or exchange any or all of the assets of the Trust, subject to the provisions of Article XII, Section 4(b) hereof.
 (j) To vote or give assent, or exercise any rights of ownership, with respect to stock or other securities or property; and to execute and deliver powers of attorney to such person or persons as the Trustees shall deem proper, granting to such person or persons such power and discretion with relation to securities or property as the Trustees shall deem proper.
 (k) To exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities.
 (l) To hold any security or property in a form not indicating any trust, whether in bearer, unregistered or other negotiable form; or either in its own name or in the name of a custodian or a nominee or nominees, subject in either case to proper safeguards according to the usual practice of Massachusetts trust companies or investment companies.
 (m) To establish separate and distinct Series with separately defined investment objectives and policies and distinct investment purposes in accordance with the provisions of Article III.
 (n) To allocate assets, liabilities and expenses of the Trust to a particular Series, or to apportion the same between or among two or more Series, provided that any liabilities or expenses incurred by a particular Series shall be payable solely out of the assets belonging to that Series as provided for in Article III.
 (o) To consent to or participate in any plan for the reorganization, consolidation or merger of any corporation or concern, any security of which is held in the Trust; to consent to any contract, lease, mortgage, purchase, or sale of property by such corporation or concern, and to pay calls or subscriptions with respect to any security held in the Trust.
 (p) To compromise, arbitrate, or otherwise adjust claims in favor of or against the Trust or any matter in controversy including, but not limited to, claims for taxes.
 (q) To make distributions of income and of capital gains to Shareholders in the manner hereinafter provided for.
 (r) To borrow money and to pledge, mortgage or hypothecate the assets of the Trust subject to the applicable requirements of the 1940 Act.
 (s) To establish, from time to time, a minimum total investment for Shareholders, and to require the redemption of the Shares of any Shareholders whose investment is less than such minimum upon giving notice to such Shareholder.
 (t) Notwithstanding any other provision hereof, to invest all of the assets of any series in a single open-end investment company, including investment by means of transfer of such assets in exchange for an interest or interests in such investment company;
 No one dealing with the Trustees shall be under any obligation to make any inquiry concerning the authority of the Trustees, or to see to the application of any payments made or property transferred to the Trustees or upon their order.
3. That Article VIII, Section 1 of the Restated Declaration of Trust shall be, and it hereby is, amended to read as follows:
 Section 1. The Shareholders shall have power to vote (i) for the election of Trustees as provided in Article IV, section 2, (ii) for the removal of Trustees as provided in Article IV, Section 3(d), (iii) with respect to any investment advisory or management contract as provided in Article VII,
Section 1, (iv) with respect to the amendment of this Declaration of Trust as provided in Article XII, Section 7, (v) to the same extent as the shareholders of a Massachusetts business corporation, as to whether or not a court action, proceeding or claim should be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders, provided, however, that a Shareholder of a particular Series shall not be entitled to bring any derivative or class action on behalf of any other Series of the Trust, and (vi) with respect to such additional matters relating to the Trust as may be required or authorized by law, by this Declaration of Trust, or the Bylaws of the Trust, if any, or any registration of the Trust with the Securities and Exchange Commission (the "Commission") or any State, as the Trustees may consider desirable. On any matter submitted to a vote of the Shareholders, all shares shall be voted by individual Series, except (i) when required by the 1940 Act, Shares shall be voted in the aggregate and not by individual Series; and (ii) when the Trustees have determined that the matter affects only the interests of one or more Series, then only the Shareholders of such Series shall be entitled to vote thereon. A Shareholder of each Series shall be entitled to one vote for each dollar of net asset value (number of Shares owned times net asset value per share) of such Series, on any matter on which such Shareholder is entitled to vote and each fractional dollar amount shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required or permitted by law, this Declaration of Trust or any Bylaws of the Trust to be taken by Shareholders.
IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this 29th day of July, 1997.



/s/ J. Gary Burkhead_______                                /s/ Arthur S.
Loring__________
J. Gary Burkhead                                 Arthur S. Loring
Senior Vice President                            Secretary